Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Array BioPharma Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Array BioPharma Inc. to be filed on October 6, 2006 of our reports dated September 1, 2006, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years then ended, and the related financial statement schedule II for the years ended June 30, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K of Array BioPharma Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 1, 2006, contains an explanatory paragraph that states, effective July 1, 2005, the Company changed its method of accounting for stock-based compensation.

/s/ KPMG LLP

Boulder, Colorado
October 5, 2006